Exhibit 99.1

Contact:	Media Contact:
Noopur Liffick	Aljanae Reynolds
Investor Relations & Corporate Affairs	510-809-2452
510-809-2465	press@aduro.com

Aduro Biotech Reports Third Quarter 2018 Financial Results

BERKELEY, California, October 30, 2018 – Aduro Biotech, Inc. (NASDAQ: ADRO) today reported financial results for the third quarter ended September 30, 2018. Net loss for the third quarter of 2018 was $23.1 million, or $0.29 per share, and for the nine months ended September 30, 2018 net loss was $69.0 million, or $0.88 per share, compared to net loss of $24.5 million, or $0.33 per share, and net loss of $65.7 million, or $0.92 per share, respectively, for the same periods in 2017.

Cash, cash equivalents and marketable securities totaled $278.6 million at September 30, 2018, compared to $349.7 million at December 31, 2017.

“Our strong cash position enables us to advance our lead STING agonist, ADU-S100, and novel anti-APRIL antibody, BION-1301, toward maturing data from ongoing clinical studies. We look forward to presenting preliminary data on ADU-S100 at the upcoming Society for Immunotherapy of Cancer 33rd Annual Meeting in Washington, D.C.” said Stephen T. Isaacs, chairman, president and chief executive officer of Aduro.

Revenue was $3.1 million for the third quarter of 2018 and $12.3 million for the nine months ended September 30, 2018, compared to $3.8 million and $13.5 million, respectively, for the same periods in 2017. The decrease in revenue for both periods was primarily due to the adoption of the ASC 606 accounting standard on January 1, 2018, which resulted in a change in revenue recognition methodology for our Novartis collaboration revenue.

Research and development expenses were $18.7 million for the third quarter of 2018 and $58.2 million for the nine months ended September 30, 2018, compared to $24.5 million and $66.5 million, respectively, for the same periods in 2017. The decrease in research and development expenses for both periods was primarily due to lower expenses for our antibody programs, including contingent consideration and contract manufacturing related to ADU-1604 and BION-1301, respectively.

General and administrative expenses were $9.1 million for the third quarter of 2018 and $27.0 million for the nine months ended September 30, 2018, compared to $8.5 million and $25.0 million, respectively, for the same periods in 2017. The increase in general and administrative expenses for both periods was primarily due to outside professional services and consulting costs as well as higher stock-based compensation expense.

About Aduro

Aduro Biotech, Inc. is an immunotherapy company focused on the discovery, development and commercialization of therapies that are intended to transform the treatment of challenging diseases. Aduro’s technologies, which are designed to harness the body’s natural immune system, are being investigated in cancer indications, autoimmune diseases and have the potential to expand into infectious diseases. Aduro’s STING pathway activator technology is designed to activate the STING receptor in immune cells, which may result in a potent tumor-specific immune response. ADU-S100 (MIW815) is the first STING compound to enter the clinic and is currently being evaluated in a Phase 1 clinical trial as a single agent and in combination with ipilimumab and in a Phase 1b combination trial with spartalizumab (PDR001), an investigational anti-PD1 immune checkpoint inhibitor. Aduro’s B-select monoclonal antibody technology, including BION-1301, an anti-APRIL antibody, is comprised of a number of immune modulating assets in research and development. Aduro is collaborating with leading global pharmaceutical companies to expand its products and technologies. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential for our technology, the timing of clinical data presentations and our ability to advance our drug development programs on our own or with our collaborators. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions.  Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates.  We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2018, to be filed with the Securities and Exchange Commission. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ADURO BIOTECH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Collaboration and license revenue	$3,063	$3,704	$12,329	$13,352
Grant revenue	—	90	—	131
Total revenue	3,063	3,794	12,329	13,483
Operating expenses:
Research and development	18,675	24,454	58,223	66,464
General and administrative	9,149	8,458	27,021	24,982
Amortization of intangible assets	144	145	443	413
Total operating expenses	27,968	33,057	85,687	91,859
Loss from operations	(24,905)	(29,263)	(73,358)	(78,376)
Interest income	1,353	998	3,892	2,428
Other income (loss), net	21	(129)	(15)	(197)
Loss before income tax	(23,531)	(28,394)	(69,481)	(76,145)
Income tax benefit	385	3,874	444	10,414
Net loss	$(23,146)	$(24,520)	$(69,037)	$(65,731)
Net loss per common share, basic and diluted	$(0.29)	$(0.33)	$(0.88)	$(0.92)
Shares used in computing net loss per common share, basic and diluted	79,086,841	75,167,334	78,607,180	71,529,043

ADURO BIOTECH, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$120,751	$157,614
Short-term marketable securities	145,043	168,489
Accounts receivable	—	989
Income tax receivable	17,841	17,495
Prepaid expenses and other current assets	4,128	5,544
Total current assets	287,763	350,131
Long-term marketable securities	12,840	23,614
Property and equipment, net	29,806	31,085
Goodwill	8,449	8,723
Intangible assets, net	29,698	31,107
Restricted cash	468	468
Total assets	$369,024	$445,128
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$780	$1,150
Accrued clinical trial and manufacturing expenses	3,760	5,898
Accrued expenses and other liabilities	8,601	12,601
Contingent consideration	—	6,829
Deferred revenue	17,744	14,923
Total current liabilities	30,885	41,401
Deferred rent	10,843	9,991
Contingent consideration	941	759
Deferred revenue	161,591	148,148
Deferred tax liabilities	6,237	6,538
Other long-term liabilities	832	818
Total liabilities	211,329	207,655
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	8	8
Additional paid-in capital	534,632	519,435
Accumulated other comprehensive income	1,267	1,893
Accumulated deficit	(378,212)	(283,863)
Total stockholders’ equity	157,695	237,473
Total liabilities and stockholders’ equity	$369,024	$445,128